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                                 EXHIBIT 10.22

March 3, 2000

Stephen N. Rosenfield

Dear Stephen:

On behalf of InterMune Pharmaceuticals, Inc., I am pleased to offer you the position of Senior Vice President of Legal Affairs and General Counsel reporting to W. Scott Harkonen, President and CEO.

The terms of your employment will be as follows:

Your starting salary will be $205,000 per year. In addition, you will be eligible for a bonus of up to 20% of your salary on an annual basis. Also, as a full-time employee of InterMune Pharmaceuticals, you will be eligible for the Company's standard benefits package including medical and dental insurance coverage. Your position is exempt, and you will not be eligible for overtime. You will be entitled to three weeks paid vacation per year. In addition, the Company will provide you with a one-time sign-on bonus of $50,000, one month following your first day of employment, and is subject to payback on a prorated basis if employment is terminated by you before twelve months after your start date.

Subject to approval of the Board of Directors, on date of hire you will be granted an option to purchase 140,000 shares of InterMune Pharmaceuticals, Inc. stock. Your right to exercise the shares of this option will be subject to a vesting schedule, such that 140,000 shares of your option will be fully vested at the end of five years completed employment, with vesting with a one year cliff and monthly thereafter. In the event of a change in control of the company's ownership and a significant change in your responsibilities at the company, 100% of your outstanding, unvested options will fully vest. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

In the event of termination of your employment with the Company other than for cause, or a significant change in your responsibilities following a change in control of the company, you will be entitled to receive continuation of salary and benefits for six months following your termination date. In addition, you will be entitled to continue all vesting with respect to Company stock during such six-month period.

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As a condition of your employment, you will be required to provide proof of U.S.
citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through Saturday, March 4, 2000. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with InterMune. Any additions or modifications of these terms must be in writing and signed by you and an officer of InterMune Pharmaceuticals, Inc. Your anticipated date of your start of hire is Saturday, March 4, 2000.

Again, let me indicate how pleased I am to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.


Very truly yours,

/s/ W. Scott Harkonen, M.D.
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W. Scott Harkonen, M.D.
President and CEO
InterMune Pharmaceuticals, Inc.


UNDERSTOOD AND ACCEPTED:


/s/  Stephen N. Rosenfield                            3/3/00
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Name Stephen N. Rosenfield                            Date